Exhibit 10.1

Amendment No. 1 to the
Selective Insurance Group, Inc.
Cash Incentive Plan

The Selective Insurance Group, Inc. Cash Incentive Plan, (the "Plan") is amended, to expressly allow for the payment of Awards (as defined in the Plan) under the Plan in the event of a Participant's (as defined in the Plan) termination of employment on or after "Early Retirement Age" (as defined in the Retirement Income Plan for Selective Insurance Company of America), as follows:

1.            Section 5 is deleted in its entirety and replaced with the following:

               5.            Terms of Awards.

Awards granted pursuant to the Plan shall be evidenced in such form as the Committee shall from time to time approve and the terms and conditions of such Awards shall be set forth therein.  For each Performance Period, the Committee shall specify the Performance Goals applicable to each Award.  Performance Goals may include a level of performance below which no payment shall be made and levels of performance at which specified percentages of the Award shall be paid.  Award levels for any Performance Period may be expressed as a dollar amount or as a percentage of the Participant's annual base salary.  Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan shall be made, in cash, within a reasonable period after the end of the Performance Period, provided, however, that all payments in respect of Awards granted under this Plan shall be made within two and one-half (2 1/2) months following the of end of the taxable year in which such payments become earned and payable. Participants must be employed by the Company or one of its subsidiaries as of the payment date established for Awards relating to the Performance Period for which payment is to be made provided that, if the Participant's employment is terminated prior to such payment date by reason of death, retirement on or after "Early Retirement Age" or "Normal Retirement Age" as each is defined in the Retirement Income Plan For Selective Insurance Company of America, "Total Disability" as such is defined in the aforementioned Retirement Income Plan, or for any other reason with the express consent of the Committee, the Committee, in its sole discretion, may provide for an Award payment to the Participant or, if applicable, the Participant's designated beneficiary. Notwithstanding anything to the contrary contained herein, in no event shall payments in respect of Awards be made in any Performance Period to a Participant in an amount that exceeds the product of (x) seven million five hundred thousand dollars ($7.5 million), multiplied by (y) the number of full and partial years of the Performance Period.  The Committee may reduce or eliminate any Award under the Plan, but in no event may the Committee increase the amount of an Award payable to a Covered Employee over such amount payable based on the objective criteria established at the outset of the fiscal year for which the Award is made.

2.            Except as set forth in this Amendment No. 1, the Plan shall remain in full force and effect.